CERTIFICATE OF OWNERSHIP AND MERGER

                                  MERGING

                           THIOKOL MERGER COMPANY

                                    INTO

                            THIOKOL CORPORATION



     Thiokol Corporation, a corporation organized and existing under the laws of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation owns all of the outstanding shares of capital stock of Thiokol Merger Company, a Delaware corporation incorporated on the 30th day of April, 1998, pursuant to the General Corporation Law of the State of Delaware.

     SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 23rd day of April, 1998, determined to and did merge into itself said Thiokol Merger Company by adopting the following resolutions:

          RESOLVED, that Thiokol Merger Company be merged with and into the Corporation and that the Corporation be the surviving corporation in such merger.

          RESOLVED, that the merger shall become effective upon the date and time of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

          RESOLVED,   that  upon  the  effectiveness  of  the  merger,  the
     Corporation shall assume all of the liabilities and obligations of Thiokol Merger Company.

          RESOLVED, that upon effectiveness of the merger, the name of Thiokol Corporation shall be changed to "Cordant Technologies Inc." and Article First of the Restated Certificate of Incorporation of Thiokol Corporation, shall be amended to read as follows:

          "FIRST:  The  name of the  Corporation  is  Cordant  Technologies
     Inc.."

          RESOLVED  that  except  for the  foregoing  amendment  to Article
     First,  the  Restated   Certificate  of  Incorporation   shall  remain
     unchanged by the


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     merger  and  in  full  force  and  effect  until  further  amended  in accordance with the Delaware General Corporation Law.

          RESOLVED that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Thiokol Merger Company and to assume its obligations, and to so change the name of Thiokol Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Chairman of the Board, President and Chief Executive Officer and attested by its Vice President and Corporate Secretary, this 23rd day of April, 1998.

                          THIOKOL CORPORATION

                                      /s/ James R. Wilson
                                      ------------------------------------
                           Name:      James R. Wilson
                           Title:     Chairman of the Board, President and
                                      Chief Executive Officer
ATTEST:

       /s/ Edwin M. North
       ----------------------------
Name:  Edwin M. North
Title: Vice President and
       Corporate Secretary



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